Amended filing to correct

CUSIP on cover page

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-180488

Amendment No. 1 to Pricing Supplement No. 1368 dated September 25, 2014 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) September 30, 2014

$2,500,000

Contingent Income Auto-Callable Notes Linked to the Least Performing of the

Common Stock of AT&T Inc. and Pfizer Inc. and the American Depositary Receipts of BP p.l.c.,

due September 30, 2016

This Amendment No. 1 supersedes pricing supplement No. 1368 dated September 25, 2014.

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The notes are unsecured senior notes issued by Bank of America Corporation (“BAC”). The notes do not guarantee a full return of your principal at maturity, and you could lose up to 100% of your investment.

•	Any payments due on the notes, including any repayment of principal, will be subject to our credit risk.

•	The notes will mature on September 30, 2016, unless previously called.

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Payments on the notes will depend on the prices of the common stock of AT&T Inc. and Pfizer Inc. and the American Depositary Receipts (“ADRs”) of BP p.l.c. (each, an “Underlying Stock,” and collectively, the “Underlying Stocks”).

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If, on any Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, we will pay a Contingent Quarterly Payment of $27.50 per $1,000 in principal amount (2.75% of the principal amount) on the applicable Contingent Payment Date (each as defined below).

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Prior to the maturity date, if the Observation Value of each Underlying Stock is greater than or equal to its Initial Value (as defined below) on any Observation Date, the notes will be automatically redeemed, in whole but not in part, at 100% of the principal amount, together with the Contingent Quarterly Payment with respect to that Observation Date. No Contingent Quarterly Payment will be payable following an early redemption.

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At maturity, the amount you will be entitled to receive per $1,000 in principal amount of the notes (the “Redemption Amount”) will depend on the individual performance of each Underlying Stock. If the notes are not automatically redeemed prior to maturity, the Redemption Amount will be determined as follows:

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If the Final Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, the Redemption Amount will equal the sum of (a) the principal amount plus (b) the Contingent Quarterly Payment with respect to the Final Observation Date.

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If the Final Value of any Underlying Stock is less than its Downside Threshold Value, we will pay you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the Final Observation Date (each as defined below), or at our option, the cash value of those shares. In this case, the Redemption Amount, as of the Final Observation Date, will be worth less than 75% of the principal amount and could be zero.

•	The “Downside Threshold Value” with respect to each Underlying Stock is 75% of its Initial Value.

•	The “Least Performing Stock” will be the Underlying Stock with the lowest Underlying Stock Return (as defined below).

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The “Observation Dates” will be December 24, 2014, March 25, 2015, June 25, 2015, September 25, 2015, December 24, 2015, March 24, 2016, June 27, 2016 and September 27, 2016 (the “Final Observation Date”), subject to postponement as described in “Description of the Notes—Determining the Initial Value, the Observation Value and the Final Value of Each Underlying Stock” below.

•	The “Contingent Payment Date” will be the third business day following the relevant Observation Date.

•	The notes will be issued in denominations of $1,000 and whole multiples of $1,000.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number for the notes is 06048WPS3.

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The initial estimated value of the notes is less than the public offering price. As of September 25, 2014 (the “pricing date”), the initial estimated value of the notes is $960 per $1,000 in principal amount. See “Summary” page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-34 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

•	The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Note	Total
Public Offering Price	$1,000	$2,500,000
Underwriting Discount	$31	$77,500

Proceeds (before expenses)	$969	$2,422,500

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, page S-5 of the accompanying prospectus supplement, and page 8 of the prospectus. You may lose some or all of your investment in the notes. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on September 30, 2014 against payment in immediately available funds.

BofA Merrill Lynch

Selling Agent

SUMMARY

The Contingent Income Auto-Callable Notes Linked to the Least Performing of the common stock of AT&T Inc. and Pfizer Inc. and the ADRs of BP p.l.c., due September 30, 2016 (the “notes”) are our senior debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured senior debt, and all payments due on the notes, including any repayment of the principal amount, will be subject to our credit risk. Unless earlier called, the notes will mature on September 30, 2016.

If, on any Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, we will pay a Contingent Quarterly Payment of $27.50 per $1,000 in principal amount of the notes (2.75% of the principal amount) on the applicable Contingent Payment Date. The notes will be automatically called on the relevant quarterly Contingent Payment Date if the Observation Value of each Underlying Stock is greater than or equal to its Initial Value on any Observation Date, at an amount equal to the sum of the principal amount plus the Contingent Quarterly Payment with respect to that Observation Date. If the notes are not called prior to maturity, and if the Final Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, we will pay to you at maturity the principal amount plus the Contingent Quarterly Payment with respect to the Final Observation Date. If the Final Value of any Underlying Stock is less than its Downside Threshold Value, we will pay you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the Final Observation Date, or at our option, the cash value of those shares. The notes are not traditional debt securities and it is possible that the notes will not pay any Contingent Quarterly Payment. You may lose some or all of your investment.

Payments on the notes, including the Contingent Quarterly Payments, if any, depend on our credit risk and on the performance of the Underlying Stocks. The economic terms of the notes are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements we enter into. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in our internal funding rate, as well as the underwriting discount and the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

As of the pricing date, the initial estimated value of the notes is $960 per $1,000 in principal amount. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-34.

You should read carefully the entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the accompanying prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “BAC,” “we,” “us,” “our,” or similar references are to Bank of America Corporation.

Issuer:	Bank of America Corporation (“BAC”)

Term:	Two years

Underlying Stocks:	The common stock of AT&T Inc. (Bloomberg symbol: “T”) and Pfizer Inc. (Bloomberg symbol: “PFE”) and the ADRs of BP p.l.c. (Bloomberg symbol: “BP”) (the “Underlying Companies”). See the sections entitled “The Underlying Stocks” beginning on page PS-29 of this pricing supplement.

Automatic Call:	All (but not less than all) of the notes will be automatically called if the Observation Value of each Underlying Stock is greater than or equal to its Initial Value on any Observation Date. If the notes are automatically called, the Early Redemption Payment will be paid on the applicable Contingent Payment Date.

Early Redemption Payment:	The sum of the principal amount plus the Contingent Quarterly Payment with respect to the applicable Observation Date.

Contingent Quarterly Payment:	If, on any Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, we will pay a Contingent Quarterly Payment of $27.50 per $1,000 in principal amount (2.75% of the principal amount) on the applicable Contingent Payment Date. Accordingly, the maximum return on the notes is equal to 11% per annum.

Redemption Amount:

If the notes have not been automatically called, the Redemption Amount per note will be:

•   if the Final Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, the sum of (a) the principal amount plus (b) the Contingent Quarterly Payment with respect to the Final Observation Date.

•   if the Final Value of any Underlying Stock is less than its Downside Threshold Value, the number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the Final Observation Date, or at our option, the Cash Delivery Amount. If we elect to deliver shares of the Least Performing Stock, fractional shares will be paid in cash.

Initial Value:	The Initial Value of each Underlying Stock is its Closing Market Price on September 24, 2014. The Initial Values are as follows: T: $35.40 PFE: $30.31 BP: $45.51

Observation Value:	The Closing Market Price of an Underlying Stock on the applicable Observation Date, multiplied by its Price Multiplier as of that day.

Final Value:	The Observation Value of an Underlying Stock on the Final Observation Date.

Downside Threshold Value:	T: $26.55, which is 75% of its Initial Value PFE: $22.73, which is 75% of its Initial Value BP: $34.13, which is 75% of its Initial Value

Least Performing Stock:	The Underlying Stock with the lowest Underlying Stock Return.

Underlying Stock Return:	With respect to each Underlying Stock,	(	Final Value - Initial Value	)
Initial Value

Exchange Ratio:	With respect to each Underlying Stock, the principal amount of $1,000 per note divided by its Initial Value.

Price Multiplier:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in “Description of the Notes—Anti-Dilution Adjustments.”

Cash Delivery Amount:	The product of the Exchange Ratio multiplied by the Final Value of the Least Performing Stock.

Issue Date:	September 30, 2014

Maturity Date:	September 30, 2016

Observation Dates:	December 24, 2014, March 25, 2015, June 25, 2015, September 25, 2015, December 24, 2015, March 24, 2016, June 27, 2016 and September 27, 2016, subject to postponement as described in “Description of the Notes—Determining the Initial Value, the Observation Value and the Final Value of Each Underlying Stock” below.

Final Observation Date:	September 27, 2016

Contingent Payment Dates:	The third business day following the relevant Observation Date

Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Selling Agent:	MLPF&S

Hypothetical Payments on the Notes

The examples below illustrate hypothetical payments on the notes on a $1,000 investment in the notes for a range of Observation Values or Final Values of the Underlying Stocks.

The examples are based on the Contingent Quarterly Payment of $27.50 per note, a hypothetical Initial Value of $100 for each Underlying Stock, and a hypothetical Downside Threshold Value of $75 for each Underlying Stock (75% of its hypothetical Initial Value). The actual Initial Value and Downside Threshold Value for each Underlying Stock are set forth on pages PS-4 and PS-5 of this pricing supplement.

The hypothetical payments and examples set forth below are for illustrative purposes only and may not be the actual payments applicable to the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1—Notes are called on the Second Observation Date

Date	Observation Value	Payment (per Note)

First Observation Date	T: $110 (at or above Downside Threshold Value and Initial Value) BP: $120 (at or above Downside Threshold Value and Initial Value) PFE: $70 (below Downside Threshold Value and Initial Value)	$0

Second Observation Date	T: $110 (at or above Downside Threshold Value and Initial Value) BP: $120 (at or above Downside Threshold Value and Initial Value) PFE: $130 (at or above Downside Threshold Value and Initial Value)	$1,027.50 (Early Redemption Payment)

	Total Payment	$1,027.50 (2.75% return)

In this example, even though the Observation Values of T and BP are at or above their respective Initial Values on the first Observation Date, because the Observation Value of PFE is below its Downside Threshold Value, the notes are not called and no Contingent Quarterly Payment with respect to the first Observation Date is paid.

Since the Observation Value of each Underlying Stock on the second Observation Date is greater than or equal to its Initial Value, the notes are called. On the second Contingent Payment Date, we will pay the Early Redemption Payment of $1,027.50 per note (the sum of the principal amount plus the applicable Contingent Quarterly Payment), a 2.75% return on the notes. You will not receive any further payments on the notes.

Example 2—Notes are called on the sixth Observation Date

Date	Observation Value	Payment (per Note)

First through Fifth Observation Dates

T: various (all at or above Downside Threshold Value; but below Initial Value)

BP: various (all at or above Downside Threshold Value; but below Initial Value)

PFE: various (all at or above Downside Threshold Value; but below Initial Value)

$137.50 (Aggregate Contingent Quarterly Payments)

Sixth Observation Date	T: $120 (at or above Downside Threshold Value and Initial Value) BP: $125 (at or above Downside Threshold Value and Initial Value) PFE: $130 (at or above Downside Threshold Value and Initial Value)	$1,027.50 (Early Redemption Payment)

	Total Payment	$1,165.00 (16.50% return, which is equivalent to 11% per annum)

In this example, because the Observation Value of each Underlying Stock on each of the first five Observation Dates is at or above its Downside Threshold Value, the Contingent Quarterly Payments with respect to those Observation Dates are paid.

Since the Observation Value of each Underlying Stock on the sixth Observation Date is greater than or equal to its Initial Value, the notes are called. On the sixth Contingent Payment Date, we will pay the Early Redemption Payment of $1,027.50 per note (the sum of the principal amount plus the applicable Contingent Quarterly Payment). When added to the Contingent Quarterly Payments of $137.50 received in respect of the prior Observation Dates, we will have paid a total of $1,165.00, a 16.50% return on the notes (11% per annum). You will not receive any further payments on the notes.

Example 3—Notes are NOT called and the Final Value of each Underlying Stock is at or above its Downside Threshold Value.

Date	Observation Value / Final Value	Payment (per Note)

First through Seventh Observation Dates

T: various (all at or above Downside Threshold Value; but below Initial Value)

BP: various (all at or above Downside Threshold Value and Initial Value)

PFE: various (all at or above Downside Threshold Value and Initial Value)

$192.50 (Aggregate Contingent Quarterly Payments)

Final Observation Date

T: $95 (at or above Downside Threshold Value; but below Initial Value)

BP: $80 (at or above Downside Threshold Value; but below Initial Value)

PFE: $85 (at or above Downside Threshold Value; but below Initial Value)

$1,027.50 (Redemption Amount)

	Total Payment	$1,220 (22% return over the term of the notes, which is equivalent to 11% per annum)

This example illustrates that the notes will not be automatically called if the Observation Value of any Underlying Stock is below its Initial Value on each Observation Date, but the Contingent Quarterly Payment will be paid with respect to each Observation Date when the applicable Observation Value of each Underlying Stock is at or above its Downside Threshold Value.

Since the notes are not called and the Final Value of each Underlying Stock is at or above its Downside Threshold Value, at maturity, we will pay a Redemption Amount of $1,027.50 per note (the sum of the principal amount plus the final Contingent Quarterly Payment) at maturity. When added to the Contingent Quarterly Payments of $192.50 received in respect of the prior Observation Dates, we will have paid a total of $1,220, a 22% return on the notes over the term of the notes (11% per annum).

Example 4—Notes are NOT called and the Final Value of one Underlying Stock is below its Downside Threshold Value.

Date	Observation Value / Final Value	Payment (per Note)

First through Seventh Observation Dates	T: various (all at or above Downside Threshold Value; but below Initial Value) BP: various (all below Downside Threshold Value and Initial Value) PFE: various (all below Downside Threshold Value and Initial Value)	$0

Final Observation Date	T: $130 (at or above Downside Threshold Value and Initial Value) BP: $50 (below Downside Threshold Value and Initial Value) PFE: $150 (at or above Downside Threshold Value and Initial Value)	10 shares of BP (or cash amount of $500) (Redemption Amount)

	Total Payment	10 shares of BP (or cash amount of $500) (-50% return)

This example illustrates that we will not pay any Contingent Quarterly Payment on any Contingent Payment Date if the applicable Observation Value of any Underlying Stock is below its Downside Threshold Value and that the notes will not be automatically called if the Observation Value of any Underlying Stock is below its Initial Value on each Observation Date.

Since the notes are not called and the Final Value of BP, which is the Least Performing Stock, is below its Downside Threshold Value, at maturity, we will pay 10 shares of BP, which is equal to the principal amount of $1,000 divided by the hypothetical Initial Value of $100. Or at our option, in lien of delivering the shares, we may pay the Cash Delivery Amount of $500, which is equal to 10 multiplied by the hypothetical Final Value of $50. Since no Contingent Quarterly Payments received in respect of the prior Observation Dates, you will suffer a 50% loss on the notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. The notes are not principal protected. There is no fixed repayment amount of principal on the notes at maturity. If the notes are not called and the Final Value of any Underlying Stock is below its Downside Threshold Value, we will pay you shares of the Least Performing Stock, or at our option, the cash value of those shares. In that case, the Redemption Amount, as of the Final Observation Date, will be worth less than 75% of the principal amount and could be zero. As a result, depending on the performance of the Underlying Stocks, you may lose all or a substantial portion of your investment.

Your return on the notes, if any, is limited to the return represented by the Contingent Quarterly Payments over the term of the notes. The Redemption Amount payable at maturity or the Early Redemption Payment payable upon an automatic call will never exceed the principal amount and the Contingent Quarterly Payment with respect to the applicable Observation Date, regardless of the extent to which the applicable Observation Value of any Underlying Stock exceeds its Initial Value or Downside Threshold Value. Your return on the notes, if any, is limited to the Contingent Quarterly Payments paid over the term of the notes, regardless of the extent to which the Observation Values of any Underlying Stock exceed its Downside Threshold Value or Initial Value. Accordingly, the maximum return on the notes is 11% per annum, and the actual return may be substantially less.

The notes are subject to a potential automatic call, which would limit your ability to receive Contingent Quarterly Payments over the full term of the notes. The notes are subject to a potential automatic call. Prior to maturity, the notes will be automatically called on any Observation Date if the Observation Value of each Underlying Stock is greater than or equal to its Initial Value. If the notes are redeemed prior to the maturity date, you will be entitled to receive the principal amount and the Contingent Quarterly Payment with respect to the applicable Observation Date. In this case, you will lose the opportunity to continue to receive Contingent Quarterly Payment after the date of early redemption. If the notes are called prior to the maturity date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the notes.

You may not receive any Contingent Quarterly Payments. Investors in the notes will not necessarily receive Contingent Quarterly Payments on the notes. If the Observation Value of any Underlying Stock is less than its Downside Threshold Value on an Observation Date, you will not receive the Contingent Quarterly Payment applicable to that Observation Date. If the Observation Value of any Underlying Stock is less than its Downside Threshold Value on all the Observation Dates during the term of the notes, you will not receive any Contingent Quarterly Payment during the term of the notes, and will not receive a positive return on the notes.

If shares of the Least Performing Stock will be paid on the notes, you will be subject to the price fluctuation of the Least Performing Stock from the Final Observation Date to the maturity date. If shares of the Least Performing Stock will be paid on the notes, you will not receive those shares until maturity. If the price of the Least Performing Stock decreases from the Final Observation Date to the maturity date, you will suffer a further loss on your investment in the notes.

Your yield may be less than the yield on a conventional debt security of comparable maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return is limited and may be less than a comparable investment directly in the Underlying Stocks. Your return on the notes, if any, will not exceed the Conditional Quarterly Payments, if any, paid during the term of the notes. In contrast, a direct investment in the Underlying Stocks would allow you to receive the full benefit of any appreciation in the prices of the Underlying Stocks.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned shares of the Underlying Stocks and received the dividends paid or distributions made on them because the Observation Value on each Observation Date and the Final Value of each Underlying Stock will be calculated without taking into consideration the value of dividends paid or distributions made on that Underlying Stock, or any other rights with respect to that Underlying Stock.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, all payments on the notes are dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of each Underlying Stock increases after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the prices of the Underlying Stocks, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Stocks. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the Underlying Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Underlying Stocks from multiple sources, and you should not rely on the views expressed by our affiliates.

The public offering price you pay for the notes exceeds their initial estimated value. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

The quoted price of any of our affiliates for the notes could be higher or lower than the price that you paid for them.

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlying Stocks, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” on page PS-34. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the prices of the Underlying Stocks. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but neither we nor the selling agent is required to do so. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The payments on the notes will not reflect changes in the prices of the Underlying Stocks other than on the Observation Dates. Changes in the prices of the Underlying Stocks during the term of the notes other than on the Observation Dates will not affect the amount of payments on the notes or whether the notes will be called. The calculation agent will determine whether the Contingent Quarterly Payment is payable, or whether the notes will be called, and calculate the Redemption Amount, by comparing only the Initial Value or the Downside Threshold Value to the Observation Value or the Final Value for each Underlying Stock. No other prices of the Underlying Stocks will be taken into account. As a result, if the notes are not called prior to maturity, you will receive less than the principal amount at maturity even if the price of each Underlying Stock has increased at certain times during the term of the notes before decreasing to a level that is less than its Downside Threshold Value as of the Final Observation Date.

Because the notes are linked to the least performing (and not the average performance) of the three Underlying Stocks, you may not receive any return on the notes and may lose some or all of your principal amount even if the Observation Value of one or more Underlying Stocks is always greater than or equal to its Downside Threshold Value. Your notes are linked to three Underlying Stocks, and a change in the price of one Underlying Stock may not correlate with changes in the price of the other two Underlying Stocks. Even if the Observation Values of two Underlying Stocks are at or above their respective Downside Threshold Values on an Observation Date, you will not receive the Contingent Quarterly Payment with respect to that Observation Date if the Observation Value of the other Underlying Stock is below its Downside Threshold Value on that day. In addition, even if the Final Values of two Underlying Stocks are at or above their respective Downside Threshold Values, you will lose at least 25% of your principal if the Final Value of the other Underlying Stock is below its Downside Threshold Value.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their principal amount. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Prices of the Underlying Stocks. Because the payments on the notes are tied to the prices of the Underlying Stocks on the Observation Dates, including the Final Observation Date, we anticipate that the market value of the notes at any time generally will depend to a significant extent on the prices of the Underlying Stocks. The prices of the Underlying Stocks will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the Underlying Stocks are traded, and the market segments of which these Underlying Stocks are a part. Even if the price of each Underlying Stock increases after the pricing date, if you are able to sell your notes before the maturity date, you may receive substantially less than your principal amount because of the anticipation that the prices of the Underlying Stocks will continue to fluctuate until the Final Observation Date. If you sell your notes when the price of any Underlying Stock is less than, or not sufficiently above, its Downside Threshold Value, then you may receive less than the principal amount. In general, the market value of the notes will decrease as the price of any Underlying Stock decreases, and increase as the prices of the Underlying Stocks increase. However, as the prices of the Underlying Stocks increase or decrease, the market value of the notes is not expected to increase or decrease at the same rate. In addition, because the return on the notes will not exceed the Contingent Quarterly Payments payable over the term of the notes, we do not expect that the notes will trade in any secondary market above an amount that reflects the potential payment of the remaining Contingent Quarterly Payments.

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Volatility of the Underlying Stocks. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Underlying Stocks during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Underlying Stocks may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the prices of the Underlying Stocks and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy, and, in turn, the prices of the Underlying Stocks. In addition, because BP is an ADR, the level of interest rates in the United Kingdom may affect the U.K. economy and, in turn, the value of the ADR, and, thus, the market value of the notes may be adversely affected.

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Dividend Yields. In general, if dividend yield of an Underlying Stock increases, we anticipate that the market value of the notes will decrease; conversely, if its dividend yield decreases, we anticipate that the market value of the notes will increase.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

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Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the prices of the Underlying Stocks prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach the amount that would be payable at maturity based on the then-current prices of the Underlying Stocks.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell shares of the Underlying Stocks, or futures or options contracts on the Underlying Stocks for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the prices of the Underlying Stocks in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the pricing date may have temporarily increased or decreased the price of an Underlying Stock. Consequently, the price of that Underlying Stock may change subsequent to the pricing date of the notes, affecting the price of that Underlying Stock and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Underlying Stocks that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell shares of one or more of the Underlying Stocks or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon one or more of the Underlying Stocks. These trading and underwriting activities could affect the Underlying Stocks in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may have entered into these transactions on or prior to the pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity could have increased the price of one or more of the Underlying Stocks on the pricing date.

In addition, from time to time during the term of the notes and in connection with the determination of the Observation Value or Final Value of an Underlying Stock, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the prices of the Underlying Stocks or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the prices of the Underlying Stocks. Accordingly, our hedging activities may increase or decrease the market value of your notes prior to maturity, including on any Observation Date, and may affect the payments on the notes. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the prices of the Underlying Stocks, we cannot assure you that these activities will not affect the prices of the Underlying Stocks and the market value of your notes prior to maturity, and the payments on the notes.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, determined the Initial Value and the Downside Threshold Value of each Underlying Stock, and will have the sole discretion to determine the Observation Values, the Final Value, and the Underlying Stock Return of each Underlying Stock, whether each Contingent Quarterly Payment is payable, whether the notes will be called, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred or if certain corporate events occur relating to any of the Underlying Stocks. See the sections entitled “Description of the Notes—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because the calculation agent is not acting as your agent, and because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as callable contingent income-bearing single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income, gain or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Underlying Stocks

You will have no rights as a securityholder, you will have no rights to receive shares of any of the Underlying Stocks, and you will not be entitled to dividends or other distributions by the Underlying Companies unless you receive shares of the Least Performing Stock as payment on the notes at maturity. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of shares of any of the Underlying Stocks, except to the extent that those shares are delivered to you at maturity. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the Underlying Stocks unless you receive shares of the Least Performing Stock as payment on the notes at maturity. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stocks and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will determine whether the Contingent Quarterly Payments will be payable, whether the notes will be called, and calculate the Redemption Amount by reference to the Observation Value of each Underlying Stock on the applicable Observation Date.

We do not control any Underlying Company and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with one or more of the Underlying Companies, and we or our affiliates may from time to time own shares of the Underlying Companies. However, neither we nor any of our affiliates, including the selling agent, have the ability to control the actions of any of these companies or have made any independent investigation of the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the Underlying Stocks and the Underlying Companies.

Our business activities relating to the Underlying Companies may create conflicts of interest with you. We and our affiliates, including the selling agent, at the time of any offering of the notes or in the future, may engage in business with one or more of the Underlying Companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the prices of the Underlying Stocks and, consequently, the market value of your notes. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The selection of a company as an Underlying Company does not reflect any investment recommendations from us or our affiliates.

The Underlying Companies will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Companies. Neither we nor MLPF&S controls the Underlying Companies, and the Underlying Companies have not authorized or approved the notes in any way. Furthermore, the Underlying Companies will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of the noteholders into consideration for any reason. The Underlying Companies will not receive any of the proceeds from the offering of the notes, and will not be responsible for, or participate in, the offering of the notes. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

Neither we nor MLPF&S will conduct any due diligence inquiry with respect to any Underlying Stock in connection with the offering of notes. Neither we nor MLPF&S have independently verified the completeness or accuracy of publicly available information regarding the Underlying Companies or as to the future performance of the Underlying Stocks. Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Price Multiplier for each Underlying Stock will not be adjusted for all corporate events that could affect the Underlying Company. The Price Multiplier, and hence, the Observation Value and the Final Value, may be adjusted for the specified corporate events affecting an Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier may adversely affect the determination of the Observation Value and the Final Value of that Underlying Stock, whether the Contingent Quarterly Payments will be payable, whether the notes will be called, and the Redemption Amount, and, as a result, the market value of the notes.

Risks Relating to an Underlying Stock that Is an ADR

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If the Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, the ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of the Underlying Stock will generally track the U.S. dollar value of the market price of the underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have a negative impact on the value of the Underlying Stock and consequently, the value of your notes.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the notes.

If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the Underlying Stock for the notes will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares, as described below under “Description of the Notes—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the market value of the notes and the payments on the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

The notes will be issued in denominations of $1,000 and whole multiples of $1,000. You may transfer the notes only in whole multiples of $1,000.

Prior to maturity, the notes are not repayable at your option. The notes may be automatically called prior to maturity as described under “—Automatic Early Redemption.”

The notes are not subject to any sinking fund.

The notes will be issued in book-entry form only.

Contingent Quarterly Payment

If, on any Observation Date, the Observation Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, we will pay the Contingent Quarterly Payment on the applicable Contingent Payment Date.

The “Contingent Quarterly Payment” is $27.50 per note (2.75% of the principal amount).

The “Downside Threshold Value” for each Underlying Stock is 75% of its Initial Value, as set forth on page PS-5 of this pricing supplement.

The “Observation Dates” will be December 24, 2014, March 25, 2015, June 25, 2015, September 25, 2015, December 24, 2015, March 24, 2016, June 27, 2016 and September 27, 2016 (the “Final Observation Date”), subject to postponement as described in “—Determining the Initial Value, the Observation Value and the Final Value of Each Underlying Stock” below.

The “Contingent Payment Date” will be the third business day following the relevant Observation Date.

For so long as the notes are held in book-entry only form, we will pay Contingent Quarterly Payment to the persons in whose names the notes are registered at the close of business one business day prior to each Contingent Payment Date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the month in which the applicable Observation Date occurs.

Notwithstanding the foregoing, the Redemption Amount, including the Contingent Quarterly Payment with respect to the Final Observation Date, if any, will be paid to the persons in whose names the notes are registered on the maturity date.

A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

A “trading day” for an Underlying Stock is a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (the “NASDAQ”), and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Automatic Call

The notes will be automatically called in whole, but not in part, prior to maturity if the Observation Value of each Underlying Stock on any Observation Date is greater than or equal to its Initial Value. Upon an early redemption, you will receive the Early Redemption Payment on the applicable Contingent Payment Date. You will not receive any Contingent Quarterly Payments after the date the notes are called.

The “Early Redemption Payment” will be the principal amount of your notes, plus the Contingent Quarterly Payment with respect to the applicable Observation Date.

Redemption Amount

If your notes are not automatically called, then at maturity, subject to our credit risk as issuer of the notes, you will receive the Redemption Amount per note that you hold, denominated in U.S. dollars. The Redemption Amount per note will be calculated as follows:

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If the Final Value of each Underlying Stock is greater than or equal to its Downside Threshold Value, the Redemption Amount will equal the sum of (a) the principal amount plus (b) the Contingent Quarterly Payment with respect to the Final Observation Date.

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If the Final Value of any Underlying Stock is less than its Downside Threshold Value, we will pay you a number of shares of the Least Performing Stock equal to the product of its Exchange Ratio multiplied by its Price Multiplier as of the Final Observation Date, or at our option, the Cash Delivery Amount. If we elect to deliver shares of the Least Performing Stock, fractional shares will be paid in cash. In this case, the Redemption Amount, as of the Final Observation Date, will be worth less than 75% of the principal amount and could be zero.

The “Least Performing Stock” will be the Underlying Stock that has the lowest Underlying Stock Return.

The “Underlying Stock Return” for each Underlying Stock will be equal to	(	Final Value - Initial Value	).
Initial Value

With respect to each Underlying Stock, the “Exchange Ratio” will be equal to the principal amount of $1,000 per note divided by its Initial Value.

With respect to each Underlying Stock, the “Price Multiplier” will be 1, subject to adjustment for certain corporate events relating to that Underlying Stock described in “—Anti-Dilution Adjustments.”

The “Cash Delivery Amount” will be equal to the product of the Exchange Ratio multiplied by the Final Value of the Least Performing Stock.

Determining the Initial Value, the Observation Values and the Final Value of Each Underlying Stock

The “Initial Value” of each Underlying Stock is its Closing Market Price on September 24, 2014. The Initial Values are as follows: T, $35.40; PFE, $30.31; BP, $45.51.

The “Observation Value” of each Underlying Stock will be its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.

The “Final Value” of each Underlying Stock will be its Closing Market Price on the final Observation Date multiplied by its Price Multiplier.

The “Closing Market Price” for one share of the Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following (in each case subject to the prior paragraph):

(A)	if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

(B)	if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;

(C)	if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

(D)	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include MLPF&S and/or any of our other affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The “Price Multiplier” for each Underlying Stock will initially be one. Each Price Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of that Underlying Stock (or the successor to that Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(2)	the suspension of or material limitation of trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of that Underlying Stock (or successor to that Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of that Underlying Stock; or

(3)	the determination that the scheduled Observation Date is not a trading day by reason of any event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor to that Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to that Underlying Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clauses (1) and (2) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to each Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier and other terms of the notes, and hence each Observation Value and the Final Value, as applicable, if an event described below occurs after the pricing date and on or before the final Observation Date and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or the successor to the Underlying Stock. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. The required adjustments specified below do not cover all events that could affect the price of an Underlying Stock.

No adjustments to the Price Multiplier or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other relevant terms of the notes to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event or in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to any Price Multiplier or any other terms of the notes and of any related determinations and calculations with respect to any distributions of stock, other securities, or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by an Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for an Underlying Stock by the Underlying Company.

Following the occurrence of an event that results in an adjustment to a Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the notes, and hence each Observation Value and the Final Value, as applicable, as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Underlying Stock) that is given ratably to all holders of record of shares of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the final Observation Date of the notes, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the amount payable on the notes or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the final Observation Date were the fifth business day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the notes will be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the final Observation Date were the fifth business day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to other terms of the notes, including the method of determining the amount payable on the notes, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. For example, if the Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Initial Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the notes as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to an Underlying Stock that Is an ADR

For purposes of the anti-dilution adjustments set forth above, if the Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to notes linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the notes had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)	to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the notes as the calculation agent determines commercially reasonable to account for that event.

Delisting of ADRs or Termination of ADR Facility

If the Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock for the notes will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this pricing supplement, including determinations regarding the Initial Value, the Downside Threshold Value, the Exchange Ratio, the Price Multiplier, the Observation Values, the Final Value, and the Underlying Stock Return of each Underlying Stock, whether the Contingent Quarterly Payment is payable with respect to each Observation

Date, whether the notes will be automatically called, any Market Disruption Events, business days, trading days, and the amounts payable at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

MLPF&S will serve as the calculation agent for the notes. However, we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will make payments on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

If an event of default, as defined in the Senior Indenture, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the caption “—Redemption Amount,” calculated as though the date of acceleration were the maturity date of the notes and as though the Final Observation Date were five trading days prior to the date of acceleration. We will also determine whether the final Contingent Quarterly Payment is payable based upon the prices of the Underlying Stocks on that day; any such final Contingent Quarterly Payment may be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the notes, whether at their maturity or upon acceleration, the notes will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange or quotation system.

THE UNDERLYING STOCKS

None of the Underlying Companies have authorized or sanctioned the notes or participated in the preparation of this pricing supplement. Each of these companies is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Underlying Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. None of the information filed by the Underlying Companies on the SEC’s website shall be deemed to be included or incorporated by reference in this pricing supplement.

Although we and our affiliates may hold securities of the Underlying Companies from time to time, we do not control these companies. The Underlying Companies will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Underlying Stocks. We are not offering or selling securities of any of the Underlying Companies. The descriptions of the Underlying Stocks in this section are derived from the publicly available documents described in the preceding paragraph. Neither we nor any of our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Underlying Stocks included in the publicly available documents, or made any due diligence inquiry with respect to the Underlying Stocks. We have not independently verified whether the publicly available documents or any other publicly available information about the Underlying Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Underlying Stocks have been or will be publicly disclosed. We do not intend to furnish to you any additional information about the Underlying Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Underlying Stocks.

The selection of the Underlying Stocks is not a recommendation to buy or sell any of the Underlying Stocks. Neither we nor any of our affiliates make any representation to you as to the future performance of the Underlying Stocks.

You should make your own investigation into the Underlying Stocks.

Historical Data of the Underlying Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Underlying Stocks on its principal exchange from the first quarter of 2008 through the pricing date. We obtained the historical prices of the Underlying Stocks (rounded to two decimal places) shown below from the Bloomberg L.P., without independent verification. The historical value of any Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that its closing price on any Observation Date will not be less than its Initial Value or Downside Threshold Value.

AT&T Inc.

AT&T Inc. is a communications holding company. The company, through its subsidiaries and affiliates, provides local and long-distance phone service, wireless and data communications, Internet access and messaging, IP-based and satellite television, security services, telecommunications equipment, and directory advertising and publishing. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “T”.

		High Closing Price	Low Closing Price	Period-End Closing Price
2008	First Quarter	$41.43	$34.36	$38.30
	Second Quarter	$40.51	$32.76	$33.69
	Third Quarter	$33.30	$27.75	$27.92
	Fourth Quarter	$29.98	$22.42	$28.50

2009	First Quarter	$29.42	$21.72	$25.20
	Second Quarter	$26.83	$23.67	$24.84
	Third Quarter	$27.43	$23.38	$27.01
	Fourth Quarter	$28.34	$25.31	$28.03

2010	First Quarter	$28.58	$24.77	$25.84
	Second Quarter	$26.66	$24.13	$24.19
	Third Quarter	$28.92	$24.29	$28.60
	Fourth Quarter	$29.44	$27.70	$29.38

2011	First Quarter	$30.71	$27.33	$30.61
	Second Quarter	$31.86	$30.13	$31.41
	Third Quarter	$31.68	$27.54	$28.52
	Fourth Quarter	$30.24	$27.41	$30.24

2012	First Quarter	$31.84	$29.16	$31.23
	Second Quarter	$35.71	$30.13	$35.66
	Third Quarter	$38.25	$34.63	$37.70
	Fourth Quarter	$38.34	$33.14	$33.71

2013	First Quarter	$36.86	$33.20	$36.69
	Second Quarter	$39.00	$34.35	$35.40
	Third Quarter	$35.96	$33.32	$33.82
	Fourth Quarter	$36.45	$33.11	$35.16

2014	First Quarter	$35.07	$31.86	$35.07
	Second Quarter	$36.74	$34.49	$35.36
	Third Quarter (through the pricing date)	$36.59	$34.21	$35.08

BP p.l.c.

BP p.l.c. is an oil and petrochemicals company. The company explores for and produces oil and natural gas, refines, markets, and supplies petroleum products, generates solar energy, and manufactures and markets chemicals. This Underlying Stock trades on the NYSE under the symbol “BP”.

		High Closing Price	Low Closing Price	Period-End Closing Price
2008	First Quarter	$74.99	$59.89	$60.65
	Second Quarter	$76.12	$61.39	$69.57
	Third Quarter	$68.17	$49.14	$50.17
	Fourth Quarter	$51.26	$39.56	$46.74

2009	First Quarter	$49.05	$34.14	$40.10
	Second Quarter	$52.32	$38.90	$47.68
	Third Quarter	$55.39	$45.22	$53.23
	Fourth Quarter	$59.93	$50.73	$57.97

2010	First Quarter	$62.32	$52.43	$57.07
	Second Quarter	$60.57	$27.02	$28.88
	Third Quarter	$41.33	$29.35	$41.17
	Fourth Quarter	$44.44	$40.00	$44.17

2011	First Quarter	$49.25	$43.25	$44.14
	Second Quarter	$46.95	$41.80	$44.29
	Third Quarter	$46.77	$35.73	$36.07
	Fourth Quarter	$45.50	$35.22	$42.74

2012	First Quarter	$47.96	$43.70	$45.00
	Second Quarter	$45.34	$36.46	$40.54
	Third Quarter	$43.86	$39.63	$42.36
	Fourth Quarter	$43.54	$40.03	$41.64

2013	First Quarter	$45.21	$40.19	$42.35
	Second Quarter	$44.07	$40.23	$41.74
	Third Quarter	$43.69	$40.53	$42.03
	Fourth Quarter	$48.61	$41.54	$48.61

2014	First Quarter	$50.67	$46.04	$48.10
	Second Quarter	$53.07	$47.45	$52.75
	Third Quarter (through the pricing date)	$53.38	$44.06	$44.06

Pfizer Inc.

Pfizer Inc. is a research-based pharmaceutical company that discovers, develops, manufactures and markets medicines for humans and animals. The company’s products include prescription pharmaceuticals, non-prescription self-medications, and animal health products. This Underlying Stock trades on the NYSE under the symbol “PFE”.

		High Closing Price	Low Closing Price	Period-End Closing Price
2008	First Quarter	$24.08	$20.50	$20.93
	Second Quarter	$21.51	$17.17	$17.47
	Third Quarter	$19.97	$17.17	$18.44
	Fourth Quarter	$19.00	$14.45	$17.71

2009	First Quarter	$18.27	$11.66	$13.62
	Second Quarter	$15.34	$13.04	$15.00
	Third Quarter	$16.86	$14.20	$16.55
	Fourth Quarter	$18.85	$16.15	$18.19

2010	First Quarter	$20.00	$16.91	$17.15
	Second Quarter	$17.29	$14.26	$14.26
	Third Quarter	$17.43	$14.14	$17.17
	Fourth Quarter	$17.80	$16.30	$17.51

2011	First Quarter	$20.38	$17.68	$20.31
	Second Quarter	$21.45	$19.79	$20.60
	Third Quarter	$20.78	$16.66	$17.68
	Fourth Quarter	$21.83	$17.33	$21.64

2012	First Quarter	$22.65	$20.95	$22.65
	Second Quarter	$23.08	$21.60	$23.00
	Third Quarter	$24.96	$22.34	$24.85
	Fourth Quarter	$26.04	$23.66	$25.08

2013	First Quarter	$28.86	$25.85	$28.86
	Second Quarter	$31.08	$27.23	$28.01
	Third Quarter	$29.67	$27.65	$28.73
	Fourth Quarter	$32.20	$28.24	$30.63

2014	First Quarter	$32.75	$29.66	$32.12
	Second Quarter	$32.40	$29.02	$29.68
	Third Quarter (through the pricing date)	$30.96	$28.04	$29.98

SUPPLEMENTAL PLAN OF DISTRIBUTION—CONFLICTS OF INTEREST

Our broker-dealer subsidiary, MLPF&S, will act as our selling agent in connection with the offering of the notes. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-14 of the accompanying prospectus supplement.

MLPF&S will sell the notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the notes to one or more additional broker-dealers. MLPF&S has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the notes at the same discount.

The selling agent is a member of FINRA. Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121.

The selling agent is not your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon this pricing supplement, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

The settlement of the notes will occur on September 30, 2014.

If you place an order to purchase the notes from MLPF&S, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter in connection with this offering and will receive underwriting compensation from us.

The selling agent and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. The selling agent may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At MLPF&S’s discretion, during an initial undetermined period after the issuance of the notes, any purchase price paid by MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

Any price that MLPF&S may pay to repurchase the notes will depend upon then prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

STRUCTURING THE NOTES

The notes are our debt securities, the return on which is linked to the performance of the Underlying Stocks. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes as of the pricing date being less than their public offering price.

In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined based upon terms provided by MLP&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-9 and “Use of Proceeds” on page PS-18 of this pricing supplement.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus supplement and prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as callable contingent income-bearing single financial contracts with respect to the Underlying Stocks and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. This discussion assumes that the notes constitute callable contingent income-bearing single financial contracts with respect to the Underlying Stocks for U.S. federal income tax purposes. If the notes did not constitute callable contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuer of any Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Quarterly Payments is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Quarterly Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Quarterly Payments as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or call of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued Contingent Quarterly Payments, which would be taxed as described in the preceding paragraph) and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

If the notes are settled by physical delivery of a number of shares of the Underlying Stock at maturity, although no assurances can be provided in this regard, a U.S. Holder may generally expect not to recognize gain or loss upon maturity and any cash payment of accrued Contingent Quarterly Payment would be taxed as ordinary income (as described above). However, a U.S. Holder would generally be required to recognize gain or loss, if any, with respect to any cash received in lieu of fractional shares, equal to the difference between the cash received and the pro rata portion of the tax basis allocable to those fractional shares. Any such gain or loss would be treated as capital gain or loss. A U.S. Holder’s tax basis in the shares of Underlying Stock delivered would generally equal its tax basis in the notes. A U.S. Holder’s holding period for the shares of Underlying Stock delivered would begin on the day after the of Underlying Stock is received. If a U.S. holder receives cash instead of Underlying Stock upon maturity, such U.S. Holder will generally be taxed in the same manner as described in the preceding paragraph.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale, exchange, or call of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the notes would be affected significantly.

On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon sale, exchange, or call of the notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the notes (including the Contingent Quarterly Payment) is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Quarterly Payment paid unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under

U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing accrued Contingent Quarterly Payments which would be subject to the rules discussed in the previous paragraph) from the sale, exchange, or call of the notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or call of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale, exchange, call or retirement and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the United States and if Contingent Quarterly Payments and gain realized on the settlement at maturity, sale, exchange, or call of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Quarterly Payments and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents. However, the Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. Prospective Non-U.S. Holders of the notes should consult their own tax advisors in this regard.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Foreign Account Tax Compliance Act

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any of our other affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, MLPF&S, or any other agents, nor any of our respective affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any substantially similar applicable law or regulation) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser. Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.